EXHIBIT I

           [LETTERHEAD OF ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.]

   October 9, 1997


The Honorable Stephen P. Lamb
Vice Chancellor
Court of Chancery
Daniel L. Herrmann Courthouse
Wilmington, DE 19801

      RE:   Jewish Center of Hyde Park v. Jack C. Crim et al.,
            Del. Ch., C.A. No. 15961
            and Brickell Partners v. Jack C. Crim et al.,
            Del. Ch., C.A. No. 15963

Dear Vice Chancellor Lamb:

               I understand these actions are assigned to Your Honor. I am enclosing a copy of plaintiffs' Amended Class Action Complaint, Motion for Preliminary Injunction and Motion for Expedited Proceedings, all of which were served on defendants via Federal Express for delivery today. I should be grateful if the Court could schedule a conference on the motion for expedition at Your Honor's earliest convenience.

                                    Respectfully,


                                    Norman M. Monhait

NMM/mmb
Enclosures

cc:   Talley Industries, Inc. (via Federal Express)
      All Individual Defendants c/o Talley Industries, Inc.
        (via Federal Express)
      Carpenter Technology Corporation (via Federal Express)
      Score Acquisition Corp. c/o Carpenter Technology Corporation
        (via Federal Express)
      Stanley Bernstein, Esquire
      Jeffrey Haber, Esquire
      William Rosoff, Esquire
      Register in Chancery

              IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

------------------------------   x
JEWISH CENTER OF HYDE PARK and   :
LAZ SCHNEIDER,                   :
                   Plaintiffs,   :
            v.                   :           C.A. No. 15961 NC
JACK C. CRIM, et al.,            :
                   Defendants.   :

                                 x
BRICKELL PARTNERS,               :
      Plaintiff,                 :
            v.                   :            C.A. No. 15963 NC
JACK C. CRIM, et al.,            :
                   Defendants.   :
------------------------------   x



                NOTICE OF FILING AMENDED CLASS ACTION COMPLAINT

TO:   Talley Industries, Inc.        Carpenter Technology Corporation
      All Individual Defendants      Score Acquisition Corp.
      c/o Talley Industries, Inc.    101 West Bern Street
          2702 N. 44th Street        Reading, PA 19601
          Phoenix, AZ 85008

               PLEASE TAKE NOTICE that plaintiffs herewith file the attached Amended Class Action Complaint as of right pursuant to Rule 15(a).
               In compliance with Rule 15(aa), plaintiffs aver that the Amended Complaint is in full substitution for the Complaints heretofore filed on September 26, 1997.

                         ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.


                             By: /s/ Norman M. Monhait
                                -----------------------------------
                                Suite 1401, Mellon Bank Center
                                P.O. Box 1070
                                Wilmington, DE  19899-1070
                                (302) 656-4433
                                Attorneys for Plaintiffs

               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

-------------------------------------- x
JEWISH CENTER OF HYDE PARK and         :
LAZ SCHNEIDER,                         :
       Plaintiffs,                     :
       v.                              :
JACK C. CRIM, ALEX STAMATAKIS,         :    C.A. No. 15961--NC
DONALD J. ULRICH, PAUL L. FOSTER,      :
JOSEPH A. ORLANDO, FRED ISRAEL,        :
JOHN W. STODDER, DAVID VICTOR,         :
TALLEY INDUSTRIES, INC., SCORE         :
ACQUISITION CORP., and CARPENTER       :
TECHNOLOGY CORPORATION,                :
                                       :
                     Defendants.       :
------------------------------         x
BRICKELL PARTNERS,                     :
  a Florida Partnership,               :
Individually And On Behalf             :
  of All Others,                       :
                                       :
                      Plaintiff,       :
            v.                         :
JACK C. CRIM, JOHN D. MCNAUGHTON,      :     C.A. No. 15963 NC
ALEX STAMATAKIS, DONALD J. ULRICH,     :
PAUL L. FOSTER, JOSEPH A. ORLANDO,     :
FRED ISRAEL, JOHN W. STODDER, DAVID    :
VICTOR, NEIL W. BENSON and TALLEY      :
INDUSTRIES, INC., SCORE ACQUISITION    :
CORP., and CARPENTER TECHNOLOGY        :
CORPORATION,                           :
       Defendants.                     :

------------------------------------   x


                        AMENDED CLASS ACTION COMPLAINT

               Plaintiffs, as and for their amended class action complaint, allege upon information and belief, except as to themselves, which they allege upon knowledge as follows:


                             NATURE OF THE ACTION

               1. This is a stockholders' class action on behalf of the holders of the common and preferred stock of Talley Industries, Inc. ("Talley" or the "Company"), to enjoin certain actions of defendants related to the proposed acquisition ("Acquisition") of all of the outstanding shares of Talley stock by Carpenter Technology Corporation, ("Carpenter"). The defendant directors of Talley have breached their fiduciary duties of loyalty, candor and care in connection with the proposed acquisition of Talley. Plaintiffs allege they and the other public stockholders of Talley are entitled to enjoin the proposed transaction or, alternatively, to rescind the transaction and/or recover damages in the event that the transaction is consummated.

               2. On or around October 2, 1997 Carpenter and Talley mailed an Offer to Purchase on Schedule 14D-1 (the "14D-1") and a Solicitation/Recommendation Statement on Schedule 14D-9 (the "14D-9") to Talley shareholders seeking to implement the Acquisition, to which Carpenter and Talley had previously agreed on September 25, 1997, and announced to the public on September 26, 1997. Pursuant to the terms of the Acquisition, Talley shareholders are to receive $12.00 in cash for each share of their Talley common stock, $11.00 for each share of Talley's Series A Preferred Shares, and $16.00 per share for Talley's Series B Preferred Shares. This consideration is grossly inadequate and unfair compensation given the intrinsic value of Talley's various business segments.

               3. As set forth in detail below, in an effort to obtain shareholder approval of the Acquisition unfairly and/or to absolve themselves of their breaches of fiduciary duty, defendants have sought to portray the merger as "fair" to Talley shareholders and have withheld vital information needed by shareholders to assess and consider properly the Acquisition and related financial data in the 14D-1 and 14D-9, as more specifically alleged below. Any purported shareholder "ratification" obtained under these circumstances would be invalid.

               4. In breach of their fiduciary duties when undertaking such a momentous transaction, Talley's directors and financial advisor have failed to consider adequately the Company's strategic alternatives under the circumstances. In this regard, the Individual Defendants failed to maintain a level playing field among potential acquirors of the Company by failing to afford third parties access to confidential information on the same terms as Carpenter.

                                  PARTIES

               5. Plaintiffs have been the owners of the common stock of Talley since prior to the transaction herein complained of and continuously to date.

               6. Defendant Talley is a Delaware corporation. The Company manufactures and markets solid propellant-actuated devices and high reliability electronic components under government controls and provides naval architectural and marine engineering designs.

               7. Defendant Carpenter Technology Corp. ("Carpenter") is a Delaware corporation based in Reading, Pennsylvania and is engaged in the manufacture, fabrication and distribution of speciality metals. Carpenter also manufacturers engineered products, including structural ceramics and ultra hard-wear parts.

               8. Defendant Score Acquisition Corp. ("Score") is a Delaware corporation and a wholly-owned subsidiary of Carpenter.

               9. Defendants Jack C. Crim, Alex Stamatakis, Donald J. Ulrich, Paul L. Foster, Joseph A. Orlando, Fred Israel, John W. Stodder and David Victor, are Directors of Talley and voted to approve the Merger.

               10. The Individual Defendants are in a fiduciary relationship with Plaintiff and the other public stockholders of Talley and owe them the highest obligations of good faith and fair dealing.

                         CLASS ACTION ALLEGATIONS

               11. Plaintiffs bring this action on their own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all stock holders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

               12. This action is properly maintainable as a class action because:

      (a) The class is so numerous that joinder of all members is impracticable. As of June 30, 1997, there were approximately 14,113,453 shares of Talley common stock outstanding owned by hundreds, if not thousands, of record and beneficial holders;

      (b)  There are questions of law and fact which are common to the class
including, inter alia, the following:   (i) whether defendants have breached
their fiduciary and other common law duties owed by them to plaintiff and the members of the class; and (ii) whether the class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

      (c) Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. The claims of the plaintiffs are typical of the claims of other members of the class and plaintiffs have the same interests as the other members of the class. Plaintiff will fairly and adequately represent the class.

      (d) Defendants have acted in a manner which affects plaintiff and all members of the class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the class as a whole.

      (e) The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members or substantially impair or impede their ability to protect their interests.

                          SUBSTANTIVE ALLEGATIONS

               13. On May 8, 1997, Talley announced that a dissident group of shareholders, known as the Shareholder Committee to Remove Entrenched and Arrogant Management, or SCREAM, in its proxy fight with management of the Company, had succeeded in placing two of its three nominees on the Company's Board of Directors. SCREAM's nominees, Ralph A. Rockow and Robert T. Craig, replaced Chairman and Chief Executive William Mallender and Board member Townsend Hoopes. SCREAM initiated the proxy contest as a result of its dissatisfaction with the Company's performance and what it perceived to be the current management's and Board's attempts to entrench and enrich themselves despite the Company's lackluster performance.

               14. On June 19, 1997 representatives of J.P. Morgan Securities, Inc. ("J.P. Morgan"), which had been retained by Talley's Board of Directors (the "Board") to provide a strategic review to the Company,
presented their initial findings to the Board.   J.P. Morgan described various
alternatives including a "stay the course" strategy, a sale or spin off of certain of the Company's businesses, or the sale or liquidation of the entire Company.

               15. Just one week prior to the Company's retention of J.P. Morgan, an unidentified party made an indication of interest at a specified value range to purchase Universal Propulsion Inc., one of Talley's subsidiaries. Defendant Foster responded that Talley would not consider any proposals until it completed its strategic review. Other third parties made inquiries about the Company's businesses. The 14D-9 is, however, silent about the value range offered for the subsidiary, the identity of the party making the offer, the identities of the other parties who made inquiries, and the business segments for which they expressed interest. Shareholders are also not told that once the Company retained J.P. Morgan and held a board meeting on July 18, 1997, the Individual Defendants refused to pursue the earlier indications of interest solely because the inquiries did not include the purchase of the entire Company. Yet, defendants were advised that the value of Talley's two primary businesses were worth more if sold separately than as a whole. In fact, a third party would later offer up to $175 million for these businesses.

               16. On July 18, 1997, Carpenter contacted defendant Foster and indicated its interest in purchasing Talley's steel businesses for $110,000,000. On July 22 and July 23, 1997, the Board met to consider Carpenter's offer an well as others strategic alternatives. Representatives of J.P. Morgan participated in this meeting. Primarily because of tax reasons, it was determined that the divestiture of the Company's steel businesses would be dilutive to Talley's earnings and that Carpenter's offer therefore would be rejected. The Board did, however, decide to encourage Carpenter to submit an offer for the entire Company, after voting to put the Company "in play."

               17. By so acting, the Board set out on a course that could lead to a sale of the Company. Inexplicably, the Board ignored the possibility of seeking competing bids and did not authorize J.P. Morgan to solicit other potential bids for Talley, despite its ability to do so and despite earlier indication of interest from other third parties. Thus, the Board deprived itself of critical information necessary to be adequately informed, which it could have obtained at relatively little additional cost and with no disruption to its business since it already was engaged in discussions with Carpenter, and customary confidentiality arrangements (of the type ultimately extended to Carpenter) could easily have been utilized to facilitate expressions of interest by other potential purchasers.

               18. On July 23, 1997, the Company announced its financial results for the first six months and second quarter of 1997. In particular, for the six months ended June 30. 1997, Talley earned $4.6 million, or 29 cents per share on revenue of $176.2 million. Talley reported a net loss of $1.6 million, or 18 cents per share, on revenue of $189.1 million for the first six months of 1996. The per share loss for the 1996 six-month period was $1.16 after a charge of 98 cents per share on account of the value of additional shares of common stock issued during the six-month period to induce conversion of preferred stock. The 1996 first half loss reflected various charges and costs associated with the Company's litigation with TRW and the repurchase of senior debentures. Commenting on the foregoing, Foster stated:

            We are pleased at the strong operating performance at our business units for the first half of 1997. We look forward to the sale of the final real estate parcel and completing, within the next few weeks, our planned exit from the business. We remain committed to building an automotive air bag business and are continuing our research and development efforts and capital spending programs to create an opportunity for Talley in this critical safety product area.


               19. On August 1, 1997, Talley received from Carpenter a nonbinding indication of interest to purchase all of Talley's outstanding common stock for $10 per share. Carpenter indicated that it would consider increasing the proposed price if it received additional information concerning Talley's air bag business since a proper valuation of that business was assertedly not possible based on publicly available information. Defendant Foster rejected the offer, without Board consultation, that same day. On August 4, 1997, Carpenter and the Company executed a confidentiality agreement whereby Carpenter was permitted to conduct limited due diligence of Talley's air bag business. Talley had previously rejected Carpenter's request for a period of exclusive due diligence on the grounds that the $10 per share offer was insufficient to grant such a request.

               20. On August 7, 1997, after conducting its due diligence of Talley's air bag business, Carpenter increased its offer to $12 per share, subject to further due diligence. Talley granted Carpenter's request for a 45 day period of due diligence, but agreed to only a limited exclusivity provision. The confidentiality agreement provided that Talley would not initiate, solicit, or encourage other offers for the Company during this period, but that it could participate in discussions or negotiations with, and provide confidential information to a third party if defendant Foster determined in good faith, after receiving advice from the Company's financial advisor, that such third party had submitted a bona fide proposal or indication of interest that was, or could reasonably be expected to lead to, an acquisition proposal that was financially superior to Carpenter's $12 per share proposal.

               21. By proposing such an agreement, defendants tilted the playing field by locking-up a transaction with Carpenter. William Danzell, one of two shareholders who organized SCREAM, aptly observed that the Individual Defendants:

            decided to sell the company and only let Carpenter in the door. Without having market forces, you have a very low valuation placed on the company.


               Further, according to Danzell, who is knowledgeable of the matters complained of herein as a consequence of SCREAM's two member representation on the Talley Board, "reputable investment banks and other companies" asked to be part of the sale process and were rebuffed by the Individual Defendants and J.P. Morgan.

               22. During the next several weeks Carpenter and Talley representatives met several times and exchanged, on an exclusive and preferential basis, non-public information about the two companies' strategic plans and products. The individual defendants performed no market solicitation or meaningful exploration of strategic alternatives.

               23. From August 11, 1997 until the execution of the definitive merger agreement on September 25, 1997, Talley and J.P. Morgan received a number of inquiries from third parties concerning the Company as a whole and certain of the Company's businesses. The Company also received requests for confidential information from certain of these third parties. In response to these requests, as disclosed in the 14D-9, defendants erected unreasonable barriers by telling the third parties that "if they were interested in receiving such non-public information they would need to be as specific as possible as to the nature of their interest, in particular with respect to their valuation assumptions." Since the Company did not impose any of these conditions on Carpenter as a prerequisite to its receiving confidential information, these conditions can only be viewed as a further attempt to grant Carpenter favorable and preferential treatment vis-a-vis other potential acquirors and a breach of the Individual Defendants' duty to maximize shareholder value.

               24. According to the 14D-9, on August 22, 1997, Talley received from a third party it has not identified an offer to purchase a majority of the Company's outstanding common stock for $12 in cash per share. The letter also stated that the offer would be conditioned on the third party's obtaining financing and inclusion in any merger agreement of acceptable termination provisions. On August 27, 1997, representatives of J.P. Morgan, acting on behalf of the individual defendants, rejected this offer.

               25. On September 16, 1997, defendants received another letter from this unidentified third party offering to purchase at specified value ranges the government products and services segment and the industrial products and services segment of Talley. This letter also requested permission to conduct due diligence. In a subsequent telephone conversation with defendant Foster, the representative of the undisclosed third party indicated that it had not made an offer for Talley's air bag business because sufficient public information was not available to value that portion of the Company properly. Defendant Foster offered to permit limited due diligence on the air bag business of the Company but refused to permit this unidentified suitor to conduct due diligence of the other business segments because it deemed the proposal of September 16, 1997, insufficient. Defendants' failure to permit this third party to conduct due diligence is inexcusable in light of the fact that Carpenter, after it conducted its own due diligence, increased its initial offer for the Company by 20 percent. In breach of their fiduciary duties to maximize shareholder value, the Individual Defendants failed to permit this third party to conduct some form of due diligence of the entire Company.

               26. Defendants' conduct is even more egregious in light of the amount that was offered for the two segments. Undisclosed to shareholders, but known to defendants, the third party had offered up to $130 million for Talley's government products business and up to $45 million for its industrial products segment. Since these values were based on limited due diligence and did not include the air bag business, defendants' failure to permit the offer or to pursue its proposal deprived Talley shareholders of the opportunity to receive the maximum value for their shares.

               27. On September 25, 1997, the Board met to consider the terms of the proposed Carpenter transaction. At this meeting, Mr. Rockow and Mr. Craig, SCREAM's nominees on the Board, made a motion to adjourn the meeting for two weeks to provide additional time to consider the proposed transaction. The motion was defeated by a vote of 8 to 2. Thereafter, J.P. Morgan delivered its oral opinion to the Board that the proposed Carpenter transaction at the indicated values was fair to the stockholder of Talley from a financial point of view. The Individual Defendants decided -- with nothing more than the opinion of J.P. Morgan and without permitting other potential acquirors to bid for the Company, despite expressions of interest to do so -- to approve the proposed transaction and to recommend that the Company's shareholders accept Carpenter's offer. Directors Rockow and Craig voted against the proposed transaction.

               28. On September 26, 1997, Talley and Carpenter announced that they had entered into a definitive merger agreement whereby Carpenter will acquire Talley in a transaction in which the common and preferred shareholders will receive approximately $184 million in cash. Under the terms of the Acquisition as presently proposed, Carpenter will commence a cash tender offer for all of Talley's outstanding common and preferred shares. Carpenter will pay $12 per share for Talley's 14,113,623 common shares and 260,550 exercisable common stock options outstanding. Carpenter will also pay $11.70 for Talley's 13,793 Series A Preferred shares, and $16 per share for Talley's 749,486 Series B preferred shares outstanding. The tender offer will be followed by a merger in which remaining Talley shares will be converted into the right to receive the foregoing amounts of cash.

               29. In response, the two founders of SCREAM, Saad Alissa and William B. Danzell, issued a press release criticizing the proposed transaction as inadequate. The press release stated that the founders of SCREAM "consider this offer unsatisfactory and simply will not support it at such a low price because the breakup value of the Company, we believe, is significantly higher." The press release also noted that the Individual Defendants had failed to seek out competing bids and stated "Talley has thus far prevented other companies from extending bids or evaluating the individual segments. Carpenter is the only one that has been allowed access."

               30. On or about October 2, 1997, Talley and Carpenter disseminated the 14D-1 and 14D-9 to shareholders purporting to describe, inter alia, the Acquisition, the history of negotiations between the companies, the opinion of Talley's financial advisor and certain other purportedly relevant information.

               31. The Merger agreement creates disabling conflicts of interest by conferring extraordinary benefits on certain of the Individual Defendants and executive officers of Talley. The 14D-9 discloses that "each stock option, whether vested or not, outstanding immediately prior to the Effective Time [of the Merger will] be canceled in exchange for a cash payment by the Company." Furthermore, the 14D-9 also discloses that Carpenter will honor all existing employment, severance, consulting or other compensation agreements, plans or contracts between the Company and any of its officers, directors and employees.

Talley Fails To Disclose The Subsequent Negotiations
And/Or Any Counter-Offers To The Merger Price

               32. The 14D-9 fails to disclose relevant information regarding how the price was determined. The 14D-9 fails to disclose the substance of the negotiations between Carpenter and Talley, particularly what prices and counter-offers were proposed by Talley. This information is particularly relevant given the fact that Talley's shareholders had recently expressed their dissatisfaction with the Company's stock price performance by electing SCREAM's nominees to the Board. Talley shareholders would reasonably want to know what the Company's management believed the Company was worth. Furthermore, defendants failed to disclose the substance of the other expressions of interest by third parties and any valuations of the Company they might have offered, such as that offered for two of Talley's businesses. Given the lack of information provided concerning the price and negotiations, investors are unable to consider the Acquisition properly because they have no way of knowing where the ultimate merger price stands in relation to Talley's initial demands or what SCREAM's nominees believe the Company is worth. Publicly, Danzell has stated that, "if you look at the different segments of the business and add the values, I think we are looking at about $18 per share."

               33. The 14D-9 also fails to disclose the reasons given by Mr. Rockow and Mr. Craig for voting against the Acquisition as presently proposed. Indeed, no explanation or rationale for their decision is offered. Since Mr. Rockow and Mr. Craig were elected directors in the recent proxy fight initiated by the dissident shareholders of Talley, the public stockholders would need to know the reasons these directors opposed the proposed transaction in order for them to make an informed decision about the Merger. Messrs. Rockow and Craig asserted that competing offers had been frustrated and higher values could be obtained if the Company were sold in parts.

               34. Furthermore, the 14D-9 fails to disclose the substance of the proposals Talley received from other potential acquirors, particularly how the terms of the September 16, 1997 offer for Talley's government products and services segment and industrial products and services segment in its offer of September 16, 1997. Accordingly, Talley shareholders cannot determine what the intrinsic value of Talley common shares is and whether the Carpenter Acquisition is preferable to other alternatives or is fair.

The 14D-1 and 14D-9 Fails To Disclose Material
Information Necessary For Talley Shareholders
To Make An Informed Decision

               35. The 14D-1 and 14D-9 were mailed to Talley shareholders on or about October 2, 1997, two days after the end of the Company's third fiscal quarter. However, the 14D-1 and 14D-9 do not provide any detailed or meaningful information on Talley's most recent financial and operating results although such information is clearly relevant in assessing the value of Talley. Furthermore, such information was likely provided to J.P. Morgan and Carpenter in connection with each's due diligence investigation of the Company. Accordingly, the shareholders of Talley will be forced to decide whether to irrevocably divest themselves of their valuable investment in Talley on the basis of incomplete information that is material to an informed evaluation of the Company.

The Individual Defendants Failed To Act
In A Properly Informed Manner In The
Best Interests Of The Shareholders

               36. The Talley Board initiated a process to sell the Company which imposed heightened fiduciary responsibilities and requires enhanced scrutiny by the Court. However, the terms of the proposed Acquisition were not the result of an auction process or active market check; they were arrived at without a full and thorough investigation by the Individual Defendants; and they are intrinsically unfair and inadequate from the standpoint of the Talley shareholders.

               37. The Individual Defendants failed to make an informed decision, as no market check of the Company's value was obtained. In agreeing to the merger, the Individual Defendants failed to properly inform themselves of Talley's highest transactional value.

               38. The Individual Defendants have violated their fiduciary duties owed to the public shareholders of Talley. The Individual Defendants' agreement to the terms of the Acquisition, its timing, and the failure to auction the Company and permit other bidders a fair opportunity to submit and pursue offers, and defendants' failure to provide a market check demonstrate a clear absence of the exercise of due care and of loyalty to Talley's public shareholders.

               39. The Individual Defendants' fiduciary obligations under these circumstances require them to:

      (a) Undertake an appropriate evaluation of Talley's net worth as a merger/acquisition candidate; and

      (b) Actively evaluate the proposed transaction and engage in a meaningful auction with third parties in an attempt to obtain the best value for Talley's public shareholders.

               40. The Individual Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein, including their decision to merge with Carpenter without making the requisite effort to obtain the best offer possible and not making all material information available to Talley shareholders in connection with the transaction.

               41. The consideration to be paid to class members in the proposed merger is unfair and inadequate because, among other things:

      (a) The intrinsic value of Talley's common stock is materially in excess of the amount offered for those securities in the merger giving due consideration to the anticipated operating results, net asset value, cash flow, and profitability of the Company; and

      (b) The merger price is not the result of an appropriate consideration of the value of Talley because the Talley Board approved the Acquisition without undertaking steps to accurately ascertain Talley s value through open bidding or at least a "market check mechanism".

               42. By reason of the foregoing, each member of the Class will suffer irreparable injury and damages absent injunctive relief by this Court.

               43. Carpenter is named as a defendant in this action so that the Court may afford complete relief.

               44. Plaintiff and other members of the Class have no adequate remedy at law.

               WHEREFORE, plaintiffs and members of the Class demand judgment against defendants as follows:

               a. Declaring that this action is properly maintainable as a class action and certifying plaintiffs as the representatives of the Class;

               b. Preliminarily and permanently enjoining defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the proposed transaction;

               c. In the event that the proposed transaction is consummated, rescinding it and setting it aside, or awarding rescissory damages to the Class;

               d. Awarding compensatory damages against defendants,
            individually and severally, in an amount to be determined at trial, together with pre-judgment and post-judgment interest at the maximum rate allowable by law, arising from the proposed transaction;

               e. Awarding plaintiffs their costs and disbursements and
            reasonable allowances for fees of plaintiffs' counsel and experts and reimbursement of expenses; and

               f. Granting plaintiffs and the Class such other and further relief as the Court may deem just and proper.


Dated: October 8, 1997

                                ROSENTHAL, MONHAIT, GROSS &
                                  GODDESS, P.A.


                             By: /s/ Norman M. Monhait
                                ---------------------------------------
                                 Suite 1401, Mellon Bank Center
                                 P.O. Box 1070
                                 Wilmington, DE 19899-1070
                                 (302) 656-4433
                                 Attorneys for Plaintiffs

OF COUNSEL:

BERNSTEIN LIEBHARD & LIFSHITZ
274 Madison Avenue
New York, NY 10016
(212) 779-1414

WECHSLER HARWOOD HALEBIAN
& FEFFER LLP
805 Third Avenue
New York, NY 10022
(212) 935-7400

LOWEY DANNENBERG BEMPORAD
& SELINGER, P.C.
The Gateway
One North Lexington Avenue
White Plains, NY 10602
(914) 997-0500

WEISS & YOURMAN
10940 Wilshire Blvd.
24th Floor
Los Angeles, CA 90024

STULL, STULL & BRODY
6 East 45th Street
New York, NY 10017





                            CERTIFICATE Of SERVICE

               I, Norman M. Monhait, do hereby certify on this 8th day of October, 1997 that I caused copies of the foregoing Notice of Filing and Amended Class Action Complaint to be served via Federal Express upon:


               Talley Industries, Inc. Carpenter Technology Corporation All Individual Defendants Score Acquisition Corp.
               c/o Talley Industries, Inc. 101 West Bern Street
                2702 N. 44th Street Reading, PA  19601
                Phoenix, AZ  85008


                                  /s/ Norman M. Monhait
                                  ----------------------------------
                                  Norman M. Monhait



              IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

                               x
JEWISH CENTER OF HYDE PARK and :
LAZ SCHNEIDER, :
      Plaintiffs, :
      v. :                          C.A. No. 15961 NC
      :
JACK C. CRIM, et al., :
      Defendants. :

   x
BRICKELL PARTNERS, :
      Plaintiff, :
      v. :                          C.A. No. 15963 NC
      :
JACK C. CRIM, et al., :
      Defendants. :

   x


                               NOTICE OF MOTION

TO:   Talley Industries, Inc.          Carpenter Technology Corporation
      All Individual Defendants        Score Acquisition Corp.
      c/o Talley Industries, Inc.      101 West Bern Street
          2702 N. 44th Street          Reading, PA 19601
          Phoenix, AZ  85008

      PLEASE TAKE NOTICE that plaintiffs will present the attached Motion For Preliminary Injunction to the Court at the earliest convenience of the Court and counsel.

                                   ROSENTHAL, MONHAIT, GROSS
                                      & GODDESS, P.A.

                                   By: /s/ Norman M. Monhait
                                      ----------------------------------
                                       Suite 1401, Mellon Bank Center
                                       P.O. Box 1070
                                       Wilmington, DE 19899-1070
                                       (302) 656-4433
                                       Attorneys for Plaintiffs

              IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

   x
JEWISH CENTER OF HYDE PARK and :
LAZ SCHNEIDER, :
      Plaintiffs, :
      v. :                              C.A. No. 15961 NC
                                          :
JACK C. CRIM, et al., :
      Defendants. :

   x
BRICKELL PARTNERS, :
      Plaintiff, :
      v. :                              C.A. No. 15963 NC
      :
JACK C. CRIM, et al., :
      Defendants. :

   x


                       MOTION FOR PRELIMINARY INJUNCTION

               Plaintiffs hereby move, pursuant to Court of Chancery Rule 65, for an Order:

               1. Preliminarily enjoining defendants and all persons acting in concert with them from proceeding with, consummating or otherwise closing the tender offer by Score Acquisition Corp. ("Score") for all issued and outstanding shares of Talley Industries, Inc. ("Talley") and the proposed subsequent merger (the "Merger") between Score and Talley; and

               2. Requiring Score, its parent Carpenter Technology Corporation, and Talley to supplement their publicly disseminated information issued in connection with the tender offer by disclosing all material facts and correcting the omissions and misrepresentations described in plaintiffs' Amended Class Action Complaint in this action.

               The grounds for this Motion are set forth in plaintiffs' Amended Class Action Complaint and will be more fully set forth in plaintiffs' opening brief in support of this motion.

                                        ROSENTHAL, MONHAIT, GROSS
                                           & GODDESS, P.A.

                                       By: /s/ Norman M. Monhait
                                          --------------------------------
                                           Suite 1401, Mellon Bank Center
                                           P.O. Box 1070
                                           Wilmington, DE 19899-1070
                                           (302) 656-4433
                                           Attorneys for Plaintiffs

OF COUNSEL:

BERNSTEIN LIEBHARD & LIFSHITZ
274 Madison Avenue
New York, NY 10016

WECHSLER HARWOOD HALEBIAN & FEFFER LLP
805 Third Avenue, 7th Floor
New York, NY 10022

LOWEY DANNENBERG BEMPORAD
      & SELINGER, P.C.
The Gateway
One North Lexington Avenue
White Plains, NY 10602
(914) 997-0500

WEISS & YOURMAN
10940 Wilshire Blvd.
24th Floor
Los Angeles, CA 90024

STULL, STULL & BRODY
6 East 45th Street
New York, NY 10017






                            CERTIFICATE OF SERVICE


               I, Norman M. Monhait, do hereby certify on this 8th day of October, 1997 that I caused copies of the foregoing Notice of Motion and Motion for Preliminary Injunction to be served via Federal Express upon:

      Talley Industries, Inc.            Carpenter Technology Corporation
      All Individual Defendants          Score Acquisition Corp.
      c/o Talley Industries, Inc.        101 West Bern Street
               2702 N. 44th Street       Reading, PA 19601
               Phoenix, AZ  85008


                                      /s/ Norman M. Monhait
                                      --------------------------------
                                          Norman M. Monhait



              IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

   x
JEWISH CENTER OF HYDE PARK and :
LAZ SCHNEIDER, :
       Plaintiffs, :
       v. :                                C.A. No. 15961 NC
                                         :
JACK C. CRIM, et al., :
       Defendants. :

   x
BRICKELL PARTNERS, :
       Plaintiff, :
       v. :                                C.A. No. 15963 NC
                                         :
JACK C. CRIM, et al., :
       Defendants. :

   x


                               NOTICE OF MOTION

TO:      Talley Industries, Inc.         Carpenter Technology Corporation
         All Individual Defendants       Score Acquisition Corp.
         c/o Talley Industries, Inc.     101 West Bern Street
               2702 N. 44th Street       Reading, PA  19601
               Phoenix, AZ  85008

               PLEASE TAKE NOTICE that plaintiffs will present the attached Motion For Expedited Proceedings to the Court at the earliest convenience of the Court and counsel.

                                    ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.

                                    By: /s/ Norman M. Monhait
                                       ----------------------------------
                                       Suite 1401, Mellon Bank Center
                                       P.O. Box 1070
                                       Wilmington, DE 19899-1070
                                       (302) 656-4433
                                       Attorneys for Plaintiffs

              IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY


   x
JEWISH CENTER OF HYDE PARK and :
LAZ SCHNEIDER, :
       Plaintiffs, :
       v. :                             C.A. No. 15961 NC
       :
JACK C. CRIM, et al., :
       Defendants. :

   x
BRICKELL PARTNERS, :
       Plaintiff, :
       v. :                             C.A. No. 15963 NC
       :
JACK C. CRIM, et al., :
       Defendants. :

   x


                       MOTION FOR EXPEDITED PROCEEDINGS

               Plaintiffs, by their attorneys, respectfully move the Court to schedule their Motion for Preliminary Injunction, served and filed herewith, for a hearing prior to October 30, 1997, the presently-scheduled date for the closing of a tender offer by Score Acquisition Corp. ("Score"), a wholly-owned subsidiary of Carpenter Technology Corporation ("Carpenter"), for all the issued and outstanding shares of Talley Industries, Inc. ("Talley") and the proposed subsequent merger ("Merger") between Score and Talley. As grounds for this Motion, plaintiffs represent as follows:

               1.  Plaintiffs allege that they are stockholders of Talley.
They bring this action on behalf of all Talley stockholders, contending that the defendant directors of Talley, aided and abetted by Carpenter, have breached their fiduciary duties to plaintiffs and the proposed class by failing to obtain the best available transaction in a sale of Talley and by failing to include in documents disseminated by Talley and Score, in connection with the tender offer which is the first step in a two-step acquisition by Carpenter of Talley, information material to the tendering decision of Talley shareholders. These allegations are particularized in plaintiffs' Amended Class Action Complaint filed on October 9, 1997 ("Complaint").

               2. Among other things, the Complaint alleges that in approving Carpenter's proposed acquisition of Talley over the opposing votes of two Talley directors, the individual defendants failed in their responsibility to obtain the best available transaction for Talley stockholders in that: they granted Carpenter access to due diligence information in an amount and manner not granted to competing bidders; they refused to pursue competing offers to acquire Talley or a substantial portion of its assets in a manner designed to obtain the best available transaction; and they refused to pursue adequately a sale of Talley's assets notwithstanding firm offers for the acquisition of certain Talley divisions. In particular: the cash Carpenter will pay for all of Talley's shares under the proposed transaction is approximately $184 million; the director defendants refused to pursue an offer to acquire two Talley divisions at a price of $175 million, which was made without due diligence solely based on public information.

               3. The Complaint further alleges that Score's tender offer offering circular ("Offering Circular") and Talley's 14D-9 SEC filing, both of which have been disseminated to Talley stockholders in connection with the tender offer, omit material information in a number of respects:

       (a) although these documents disclose that two Talley directors voted against the Carpenter transaction, they fail to disclose that the reasons these directors articulated for their opposition were that greater value could be obtained by selling Talley in parts and that Talley had frustrated other potential bidders' efforts to acquire all or substantial parts of Talley;

       (b) although these documents disclose that Talley received an offer for two divisions which the individual defendants declined to pursue, they do not state that this offeror offered $175 million for the two divisions alone, which compares favorably to the approximately $184 million Carpenter is paying for all of Talley's stock in the proposed transaction; and

       (c) although these documents were mailed to Talley shareholders on or about October 2, 1997, two days after the end of Talley's third fiscal quarter, they do not provide any meaningful information on Talley's financial and operating results for the quarter, even though this information was known or knowable;

               4. In short, the Complaint alleges that Talley's directors failed to obtain the best transaction available in a change of control/sale of the company context (which allegations are supported by the views of two Talley directors), and that Talley shareholders are being denied information material to their decision of whether or not to accept the consideration offered in the Carpenter transaction.

               5. Absent injunctive relief, plaintiffs and Talley shareholders are at risk of irreparable injury. See QVC Network, Inc. v. Paramount Communications, Inc., Del. Ch., 635 A.2d 1245, 1273 n. 50 (1993) (loss of opportunity to obtain best available transaction constitutes irreparable injury); Robert M. Bass Group, Inc. v. Evans, Del. Ch., 552 A.2d 1227, 1246 (1988) (same); Arnold v. Society for Savings Bancorp, Inc., Del. Supr., 678 A.2d 533 (1996) (corporate charter provisions pursuant to 8 Del. C.
Section 102(b)(7) precludes damage remedy for disclosure violations not amounting to bad faith or disloyal conduct).

               6. Since the tender offer is scheduled to close on October 30, 1997, plantiffs request that the Court hear their preliminary injunction motion sufficiently prior to that date to permit a decision and Order if the Court is persuaded the transaction should be enjoined.

               7. Plaintiffs have not previously applied for this relief. WHEREFORE, plaintiffs respectfully request the Court to enter an Order in the form attached hereto.

                                 ROSENTHAL, MONHAIT, GROSS
                                 & GODDESS, P.A.


                                By: /s/ Norman M. Monhait
                                   -------------------------------
                                   Suite 1401, Mellon Bank Center
                                   P.O. Box 1070
                                   Wilmington, DE 19899-1070
                                   (302) 656-4433
                                   Attorneys for Plaintiffs



OF COUNSEL:

BERNSTEIN LIEBHARD & LIFSHITZ
274 Madison Avenue
New York, NY 10016

WECHSLER HARWOOD HALEBIAN & FEFFER LLP
805 Third Avenue, 7th Floor
New York, NY 10022

LOWEY DANNENBERG BEMPORAD
         & SELINGER, P.C.
The Gateway
One North Lexington Avenue
White Plains, NY 10602
(914) 997-0500

WEISS & YOURMAN
10940 Wilshire Blvd.
24th Floor
Los Angeles, CA 90024

STULL, STULL & BRODY
6 East 45th Street
New York, NY 10017


              IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY


   x
JEWISH CENTER OF HYDE PARK, :
       Plaintiff, :
       v. :                            C.A. No. 15961 NC
       :
JACK C. CRIM, et al., :
       Defendants. :

   x
BRICKELL PARTNERS, :
       Plaintiff, :
       v. :                           C.A. No. 15963 NC
       :
JACK C. CRIM, et al., :
       Defendants. :

   x


                                   O R D E R

               Upon plaintiffs' Motion for Expedited Proceedings and for good cause shown, subject to further Order of the Court upon timely application, IT IS this ____ day of October, 1997 ORDERED:

               1. Plaintiffs' application for preliminary injunction shall be heard on October __, 1997 at _______ _.m.

               2. Counsel for the parties shall confer promptly concerning a discovery and briefing schedule for the preliminary injunction motion and present it to the Court for approval.




                                                      Vice Chancellor




                                    CERTIFICATE OF SERVICE


               I, Norman M. Monhait, do hereby certify on this 8th day of October, 1997 that I caused copies of the foregoing Notice of Motion and Motion for Expedited Proceedings to be served via Federal Express upon:


       Talley Industries, Inc.          Carpenter Technology Corporation
       All Individual Defendants        Score Acquisition Corp.
       c/o Talley Industries, Inc.      101 West Bern Street
               27021 N. 44th Street     Reading, PA 19601
               Phoenix, AZ 85008



                                     /s/ Norman M. Monhait
                                     --------------------------------
                                         Norman M. Monhait